Exhibit 10.1

Execution Version

STOCK PURCHASE AND SALE AGREEMENT

dated as of January 4, 2023

by and among

TLSS Acquisition, Inc., a Delaware corporation;

Severance Trucking Co., Inc., a Massachusetts corporation,

Severance Warehousing, Inc., a Massachusetts corporation, and

McGrath Trailer Leasing, Inc., a Maine corporation (collectively, the “Companies”);

The Shareholders of the Companies;

Kathryn Boyd, as the Shareholders’ Representative;

and

R|A Feingold Law & Consulting, P.A., as Closing Agent and Escrow Agent.

STOCK PURCHASE AND SALE AGREEMENT

This Stock Purchase and Sale Agreement (this “Agreement”), dated as of January 4, 2023 (the “Agreement Date”), is by and among TLSS Acquisition, Inc., a Delaware corporation (“TA” or the “Buyer”), a wholly owned subsidiary of Transportation and Logistics Systems, Inc., a Nevada corporation (“TLSS”); Severance Trucking Co., Inc., a Massachusetts corporation (“STCI”), Severance Warehousing, Inc., a Massachusetts corporation (“SWI”), and McGrath Trailer Leasing, Inc., a Maine corporation (“MTLI”, and collectively with STCI and SWI, the “Companies”); Kathryn Boyd, an individual, Clyde Severance, an individual, and Robert Severance, an individual (each, a “Shareholder,” and collectively, the “Shareholders”), who are all of the shareholders of the Companies; Kathryn Boyd as the “Shareholders’ Representative”; and R|A Feingold Law & Consulting, P.A. (the “Closing Agent”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms that are used but not defined or qualified shall have the meanings set forth in Article X.

RECITALS

A.	The Shareholders, are all residents of the State of Massachusetts, and collectively own one hundred (100%) percent of all the issued and outstanding shares of capital stock of the Companies (collectively, the “Shares”). The Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, one hundred percent (100%) of the Shares, on terms and subject to the conditions of this Agreement.

B.	Upon “Closing” (as hereinafter defined), the Companies are to be wholly-owned subsidiaries of the Buyer and immediately after the Closing, shall, at the election of Buyer, continue operating as STCI, SWI and MTLI.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I
PURCHASE AND SALE OF SHARES

Section 1.1	PURCHASE AND SALE.

(a)	Subject to the terms and conditions of this Agreement, at Closing, the Shareholders shall sell, assign, transfer, and convey to the Buyer all of their respective rights, title and interest in and to the Shares free and clear of any liens, encumbrances, and claims of every kind, except for (i) encumbrances that will be released on or before the Closing, and (ii) any encumbrances created as a result of any action taken by or through Buyer or any of its Affiliates. For clarification, stock transfer restrictions pursuant to federal or state securities laws shall not be deemed a lien, encumbrance or claim in the preceding sentence, and the transferability of the Shares shall remain subject to any such applicable restrictions.

(b)	Despite the fact that this “Transaction” (as hereinafter defined) is structured as a stock purchase agreement: (i) the following assets shall be excluded from the Transaction and the Shareholders shall be entitled the same: (A) all cash on hand as of the “Closing Date” (as hereinafter defined), which cash shall be distributed to the Shareholders prior to Closing Date, (B) title to or the cash value of life insurance policies, (C) notes receivable, (D) personal vehicles (and the Shareholders shall remain liable for any financing and/or lease payments remaining due thereon), and (E) tax credits and tax refunds for the periods prior to the Closing Date (collectively, the “Excluded Assets”) and (ii) the following liabilities shall be excluded from the Transaction and the Shareholders shall remain liable for the same: (W) accrued payroll taxes as of the Closing Date, (X) credit line and notes payable to any officers of the Companies, (Y) the Excluded Indebtedness (as hereinafter defined), and (Z) financing and/or lease payments remaining due on personal vehicles excluded as assets from the Transaction (collectively, the “Excluded Liabilities”). In connection with the Closing, the Parties hereby agree to execute the appropriate assignment and assumption documentation with respect to such Excluded Assets and Excluded Liabilities. For further clarification, non-Shareholder employee loans receivable by the Companies shall remain an asset of the Companies being acquired by the Buyer.

Section 1.2	CLOSING.

Subject to the terms and conditions of this Agreement, the consummation of the Transaction (the “Closing”) shall be on or before January 31, 2023, provided that all conditions set forth in Section 5.1 and Section 5.3 shall have been satisfied or waived by the Party or Parties entitled to the benefits thereof of such conditions. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions are taken or completed. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Companies, the Shareholders and the Buyer, and their respective attorneys need not be physically present at the Closing and may deliver documents by electronic transmission, overnight air courier, or other means, provided, however, originals of documents transmitted by electronic means shall be delivered by overnight air courier after the Closing, if requested by either Party.

Section 1.3	CONSIDERATION.

(a)	The aggregate consideration to be paid by the Buyer to the Shareholders for all of the Shares of the Companies shall equal Two Million Two Hundred and Fifty Thousand (US $2,250,000) Dollars (the “Purchase Price”), which Purchase Price shall be subject to adjustment pursuant to this Section 1.3 and Section 1.4 hereof (and any Purchase Price adjustments required to be made pursuant to Section 1.4 hereof shall be payable in accordance with Section 1.4(a)(iv)), and which Purchase Price shall be payable as follows:

(i)	First, Buyer shall pay-off or permit the Companies to retain certain “Indebtedness” (as hereinafter defined) of the Companies, which is contemplated to include all vehicle debt as of the date hereof, however, the amount of Indebtedness to be paid-off or retained shall not exceed $2,250,000 (the “Closing Indebtedness”). Other than the vehicle debt up to $2,250,000, Buyer shall have the right not to pay-off or permit the Companies to retain, and to specifically exclude from the transaction contemplated hereby, any Indebtedness of the Companies that the Buyer identifies in writing, prior to the expiration of the “Due Diligence Period” (as hereinafter defined), and such excluded Indebtedness (the “Excluded Indebtedness”) shall not reduce the Purchase Price, however, the Shareholders shall remain liable for such Excluded Indebtedness, except as otherwise agreed to by the Parties. For clarification, credit card expenses and charges associated with business expenses of the Companies and the Companies’ equipment leases shall not be deemed Closing Indebtedness for purposes of calculating the Purchase Price, nor shall the amounts assumed under such equipment leases and the credit cards be deemed Excluded Indebtedness. For clarification, personal charges on such credit cards shall be the responsibility of the individual credit card holders. In the event the vehicle debt or any other debt included in the Closing Indebtedness is subject to certain change of control covenants, in the debt instruments evidencing such debt, as a result of the consummation of the Transaction contemplated hereby (the “Change of Control Requirements”), the Buyer may elect for the Companies not to comply with such Change of Control Requirements and the Shareholders shall have no liability arising from Buyer’s election not to comply with the Change of Control Requirements. The Closing Indebtedness shall reduce the cash portion of the Purchase Price described in Section 1.3(a)(iv) below;

(ii)	Then, $100,000 shall be held back from the Purchase Price and placed in escrow with the Closing Agent for the “Material Vehicle Repairs” (as hereinafter defined) (the “Vehicle Repair Escrow”) pursuant Sections 6.2(c) and 9.12;

(iii)	Then, $100,000 shall be held back from the Purchase Price and placed in escrow with the Closing Agent pursuant to Section 9.12(i) in order to secure certain of the Shareholders’ indemnification obligations pursuant to Section 7.2, and (ii) in the case of a “Purchase Price Deficiency” (as hereinafter defined) pursuant to Section 1.4 (collectively, the “Indemnification Escrow”); and
(iv)	The balance of the Purchase Price, after the pay-off and/or retention of the Closing Indebtedness set forth in Section 1.3(a)(i) above, shall be paid by Buyer to the Shareholders in cash, by wire in immediately available funds.

(v)	The Parties shall mutually agree upon an allocation of the Purchase Price with respect to the Companies at least ten (10) days prior the Due Diligence Expiration Date (the “Purchase Price Allocation”).

Section 1.4	PURCHASE PRICE ADJUSTMENT.

(a)	The Parties agree that the Purchase Price is to be calculated based on the Companies having working capital equal to the average of the sum of the total consolidated current accounts receivable of the Companies, minus the sum of the total consolidated current accounts payable of the Companies, for the trailing twelve month period prior to the Closing Date (the “Working Capital”). The Parties hereby agree that amounts charged on credit cards for business expenses associated with the Companies are ordinary business expenses and shall be included in accounts payable for all purposes, included in calculating Working Capital. For the avoidance of doubt, the Excluded Assets and the Indebtedness shall be excluded from the calculations of Working Capital. Notwithstanding the foregoing, as the accounting to accurately determine the Working Capital as of the Closing Date will not be available until after the Closing Date, the Parties agree to do the following:

(i)	no later than ten (10) days prior the “Due Diligence Expiration Date” (as hereinafter defined) the Parties shall prepare and attach hereto as Schedule 1.4(a) (A) the Working Capital methodologies, principles and procedures (the “Working Capital Methodologies”), (B) establish a calculation of working capital equal to the average of the sum of the total consolidated current accounts receivable of the Companies, minus the sum of the total consolidated current accounts payable of the Companies, for the trailing twelve (12) month period from September 30, 2021 to September 30, 2022, which shall be calculated using the Working Capital Methodologies (the “Target Working Capital”), and (C) a calculation of the Excluded Assets, the Excluded Liabilities, the Closing Indebtedness, and the Purchase Price (subject to adjustment as set forth in Section 1.4(a)(ii) below), which shall be a condition of Closing;

(ii)	on or before sixty (60) days after the Closing (the “Working Capital Delivery Date”), Buyer shall prepare in good faith and deliver to the Shareholders’ Representative a certificate (the “Purchase Price Adjustment Certificate”) executed by an executive officer of Buyer setting forth in reasonable detail, the Working Capital as of the Closing Date (the “Closing Working Capital”), and Buyer’s calculation of the Purchase Price adjustment based on the difference between the Closing Working Capital and the Target Working Capital (the “Purchase Price Adjustment”). If Buyer does not deliver the Purchase Price Adjustment Certificate on or before the Working Capital Delivery Date, the Target Working Capital shall be deemed to be the Closing Working Capital, unless Buyer notifies the Shareholders’ Representative, in writing, prior to the Working Capital Delivery Date, that additional time is required to prepare the Purchase Price Adjustment Certificate due to the unavailability of certain information from the Shareholders’ Representative for a period of time prior to the Closing Date, and such written notice identifies the necessary information to complete the Purchase Price Adjustment Certificate. The Closing Working Capital shall be calculated using the Working Capital Methodologies. Simultaneously with the delivery of the Purchase Price Adjustment Certificate, Buyer shall provide to the Shareholders’ Representative all work papers and other information reasonably required by the Shareholders’ Representative to evaluate such calculations, and shall provide the Shareholders’ Representative with reasonable access to Buyer’s financial personnel who were responsible for the preparation of the same in order for the Shareholders’ Representative to discuss and evaluate such calculations, work papers and information. The Shareholders’ Representative shall have thirty (30) days after receipt by the Shareholders’ Representative of the Purchase Price Adjustment Certificate to accept or object to the Closing Working Capital calculation. If the Shareholders’ Representative does not timely object to the Closing Working Capital calculation within such thirty (30) day period, the Closing Working Capital calculation shall be deemed accepted;

(iii)	If the Shareholders’ Representative delivers written notice to Buyer within thirty (30) days after receipt by the Shareholders’ Representative of the Purchase Price Adjustment Certificate stating that the Shareholders object to the Closing Working Capital calculation, the Parties shall submit the issues remaining in dispute to their respective accountants to resolve. In the event that the accountants cannot resolve, each accountant will submit a list of five (5) independent accountants to resolve this matter. The first names that match on the lists shall be appointed to resolve the issues remaining in dispute (the “Independent Accountants”) for resolution of the dispute, which Independent Accountants shall have not represented or been engaged by Buyer or the Shareholders prior to the submission of the dispute, and the Parties hereby agree that neither shall be permitted to engage such Independent Accountants for a period of five (5) years after the date of the submission of the dispute. If issues are submitted to the Independent Accountants for resolution, (i) the Independent Accountants shall use the same methodologies, principles and procedures as set forth on Schedule 1.4(a); (ii) each Party shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (iii) the determination by the Independent Accountants, as set forth in a notice to be delivered by the Independent Accountants to the Shareholders and Buyer within thirty (30) days after the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties; and (iv) the fees and expenses of the Independent Accountants will be paid by Shareholders, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Shareholders or Buyer, respectively, bears to the aggregate amount actually contested by the Shareholders and Buyer; and

(iv)	Within ten (10) business days after the Purchase Price Adjustment is finally determined:

(A)	In the event that the Closing Working Capital is greater than the Target Working Capital, the Buyer shall pay to the Shareholders by wire transfer of immediately available funds to accounts designated by the Shareholders’ Representative the difference between the Closing Working Capital and the Target Working Capital;

(B)	In the event that the Closing Working Capital is less than the Target Working Capital, the Shareholders’ Representative and the Buyer shall deliver to the Closing Agent “Joint Written Instructions” (as hereinafter defined) in accordance with Section 9.12 directing the Closing Agent to release from the Indemnification Escrow the difference between the Closing Working Capital and the Target Working Capital (the “Purchase Price Deficiency”). In the case that the Purchase Price Deficiency is greater than the Indemnification Escrow, the Shareholders shall pay to the Buyer the difference between the Purchase Price Deficiency and the Indemnification Escrow by wire transfer of immediately available funds to an account designated by the Buyer; and

(C)	The Purchase Price Allocation shall be adjusted based on the Purchase Price Adjustment using the same methodologies, principles and procedures as used to determine the Purchase Price Allocation.

(b)	The provisions of this Section 1.4 shall survive Closing.

Section 1.5	DUE DILIGENCE PERIOD.

(a)	The Parties hereto acknowledge that Buyer may need to finalize its review, examination, and evaluation of the Companies and their business following the Agreement Date and the schedules to this Agreement will be completed and attached to this Agreement (the “Schedules”) following the Agreement Date. The Companies and the Shareholders hereby agree to provide the completed Schedules to the Buyer no later than ten (10) Business Days after the Agreement Date (the “Schedule Delivery Date”). In connection with the delivery of the completed Schedules, the Companies and Shareholders shall certify that the representations and warranties provided in connection with such Schedules are true and correct as of the Schedule Delivery Date. In the event the Companies and Shareholders do not deliver the completed and certified Schedules to the Buyer by the Scheduled Delivery Date, then Buyer shall have the right to terminate this Agreement following the Schedule Delivery Date.

(b)	The Companies and Shareholders hereby agree that Buyer and its representatives shall have the right to finalize a reasonable due diligence review of the Companies, at Buyer’s sole cost and expense, as limited below, including, but not limited to having the Companies’ assets appraised by a third party and to have the financials of the Companies reviewed during the period starting on the Agreement Date and ending January 25, 2023 (the “Due Diligence Expiration Date”). The due diligence review will not include individualized or line-item information, trade secrets, business plans, un-redacted customer contracts, and/or direct access to any supplier(s), vendor(s), employee(s), or customer(s) information (“Due Diligence Limitations”) until after the Due Diligence Expiration Date or the “Due Diligence Contingency” (as hereinafter defined) herein has been waived. Any in-person due diligence review shall be coordinated in advance with the Shareholders’ Representative, any on-site due diligence review and any on-site access to the Companies’ premises shall be conducted on a Saturday as agreed to in writing by the Shareholders’ Representative, provided, however, any environmental inspections in connection with conducting a Phase I environmental report may be conducted between Monday and Friday, provided the same is coordinated in advance with the Shareholders’ Representative. For clarification, the Companies and the Shareholders shall make available redacted customer contracts so that Buyer may verify, among other things, the payment terms, the termination provisions, the term of such contracts and the assignability provisions thereof. In the event that the Buyer wishes access beyond the Due Diligence Limitations prior to the Due Diligence Expiration Date, then the Companies and Buyer will negotiate in good faith an appropriate restrictive covenant agreement containing standard non-disclosure, non-solicitation and non-compete provisions (“Due Diligence RC”).

(c)	Buyer shall have the right prior to the expiration of the Due Diligence Expiration Date, to have one or more Phase I environmental reports conducted, subject to the Due Diligence Limitations, at the properties leased or to be leased by the Companies, including, but not limited to the “McGrath Premises” (as hereinafter defined) at its sole cost and expense.

(d)	The obligation of Buyer to consummate the Transaction shall be subject to Buyer’s due diligence review of the Companies, subject to the Due Diligence Limitations, prior to the Due Diligence Expiration Date (the “Due Diligence Contingency”). If Buyer determines, in its sole and absolute discretion, that the Companies and their assets and business is unsatisfactory to Buyer, Buyer shall have the right to give notice to the Shareholders and the Companies electing to terminate this Agreement, provided such notice is delivered no later than 6:00 p.m., ET, on the Due Diligence Expiration Date. In the event Buyer terminates this Agreement pursuant to this Section 1.5, the Buyer agrees to promptly return all original Companies’ due diligence materials provided to the Buyer (the “Due Diligence Materials”), and destroy all other Due Diligence Materials in the Buyer’s possession, including all copies thereof, and upon request by the Companies provide written confirmation certifying thereto. In the event Buyer does not elect, in writing, to terminate this Agreement pursuant to this Section 1.5 on or before 6:00 p.m., ET, on the Due Diligence Expiration Date, then the condition set forth herein shall be deemed satisfied and the remainder of this Agreement shall remain in full force and effect according to its terms.

Section 1.6	FINANCING CONTINGENCY.

(a)	The Transaction shall be contingent upon Buyer obtaining convertible debt financing and/or an equity raise to secure one hundred (100%) percent of the cash portion of the Purchase Price (the “Financing Commitment”) no later than the Due Diligence Expiration Date (the “Financing Approval Period”), for a fixed or adjustable interest rate, which initial interest rate shall not exceed eight (8%) percent per annum and for a term of at least five (5) years (the “Financing”).

(b)	If Buyer is unable to obtain a Financing Commitment without reasonable conditions (including an appraisal of the Companies’ assets sufficient to support the Financing Amount) for the Financing, or if Buyer is unable to obtain subscriptions for an equity raise on terms acceptable to the Buyer prior to the expiration of the Financing Approval Period, Buyer may provide written notice to Companies and the Shareholders stating that the Buyer has been unable to obtain the Financing Commitment and notify the Shareholders’ Representative in writing that the Buyer has elected to either (i) waive the Financing Commitment contingency, in which event this Agreement will continue as if the Financing Commitment had been obtained or (ii) terminate this Agreement. If Buyer fails to timely deliver written notice to the Shareholders and Companies prior to the expiration of the Financing Approval Period electing (i) or (ii) in the preceding sentence, then the Financing Commitment contingency shall be deemed waived, in which event this Agreement will continue as if the Financing Commitment had been obtained. If this Agreement is timely terminated as set forth above, then Buyer, Shareholders and the Companies shall be released from all further obligations under this Agreement. In the event any portion of the Financing from Buyer’s lender or Buyer’s equity investors is not available on the Closing Date due to the failure of the Buyer’s lender to fund on the issued Financing Commitment or Buyer’s equity investors failure to fund on a binding subscription, due to reasons outside of the Buyer’s control, such as the failure of Buyer’s lender, a disruption to the financial markets, a “Force Majeure Event” (as hereinafter defined) or the revocation of the issued Financing Commitment through no fault of the Buyer, then no later than five (5) days after Buyer receives written notice of Buyer’s lender’s revocation of the issued Financing Commitment or inability to fund the loan, or written notice of Buyer’s equity investor(s) revocation of a binding subscription or inability to fund such subscribed for equity, Buyer may elect to terminate this Agreement and the Buyer, the Companies and Shareholders shall be released from all further obligations under this Agreement or Buyer may elect to proceed to Closing.

(c)	Until the Financing Commitment is obtained, any due diligence material to be provided by the Shareholders and the Companies as part of the application process shall be subject to the Due Diligence Limitations set forth in Section 1.5. The Financing may be secured by, among other things, a first position security interest in the assets of the Companies. For clarification, no shareholder of Buyer shall be required to provide a personal guaranty as a condition of the Financing Commitment.

Article II
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Shareholders and the Companies to enter into this Agreement and to consummate the Transaction, the Buyer hereby represents and warrants to Shareholders and the Companies, as of the Agreement Date, as of the Schedule Delivery Date, and as of the Closing Date, as follows:

Section 2.1	DUE ORGANIZATION.

The Buyer is a corporation duly organized, and is validly existing and in good standing under the laws of the States of Delaware and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on Buyer’s business.

Section 2.2	AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

The Buyer has the full legal right, power and authority to enter into this Agreement and all other agreements, certificates, and required to be entered into and delivered to consummate the Transaction contemplated hereby (the “Transaction Documents”). The execution, delivery and performance of this Agreement has been approved by the board of directors of the Buyer, and as may be required, approved by the sole shareholder of the Buyer, TLSS and as may be required TLSS’s shareholders. No additional corporate proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement. Any corporate proceedings on the part of the Buyer necessary to authorize the consummation by the Buyer of the Transaction contemplated hereby shall be consummated prior to the Closing. This Agreement has been duly and validly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by the Companies and the Shareholders, constitutes a valid and binding agreement of the Buyer, TLSS, the Companies and the Shareholders, enforceable against the Buyer, in accordance with its terms. Except as provided in Schedule 2.2, the execution and delivery of this Agreement by the Buyer does not, and the consummation by the Buyer of the Transaction will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer or any of its subsidiaries under any of the terms, conditions or provisions of (a) the “Charter Documents” (as hereinafter defined) of the Buyer, (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Buyer or any of its properties or assets or (c) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Buyer is now a party or by which the Buyer or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (b) and (c) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations, or prospects of the Buyer (the “Buyer Material Adverse Effect”). No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the Transaction, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Buyer Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Buyer.

Section 2.3	INSOLVENCY.

Except as set forth in Schedule 2.3, there is no action pending or, to the actual knowledge of Buyer, threatened against Buyer and no circumstance exists that could reasonably (a) prevent the Buyer from complying with its financial obligations to the Shareholders hereunder, except Buyer’s inability to obtain the Financing pursuant to Section 1.6 above, or (b) lead to a voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Buyer, or petition to appoint a receiver or trustee of Buyer’s property to be filed by or against Buyer.

Section 2.4	PRIOR TO CLOSING.

Buyer shall provide written notice to Shareholders if Buyer obtains knowledge that any of Buyer’s representations and warranties are not true and correct.

Section 2.5	INVESTMENT PURPOSES.

Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 2.6	LEGAL PROCEEDINGS.

There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s actual knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

Section 2.7	INDEPENDENT INVESTIGATION.

Buyer acknowledges and agrees that in (a) making its decision to enter into this Agreement and to consummate the Transaction set forth herein, Buyer has relied solely upon its own investigations and the express representations and warranties of the Companies and the Shareholders set forth in Article III of this Agreement and (b) none of the Shareholders, the Companies, or any other person has made or is making any other express or implied representations or warranties either written or oral, except as expressly set forth in Article III of this Agreement. Any items and documents required to be delivered or made available to the Buyer pursuant to Article III, any schedules, and Buyer’s due diligence review may be provided to Buyer by uploading the materials to the iManage virtual data room (the “Data Room”) prior to the Due Diligence Expiration Date, subject to the provisions of Section 6.5(d) hereof.

Section 2.8	BROKERS.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SHAREHOLDERS

As a material inducement to the Buyer to enter into this Agreement and to consummate the Transaction, the Companies and the Shareholders, severally and jointly, hereby represent and warrant to Buyer, as of the Agreement Date, as of the Schedule Delivery Date, as to the items to be disclosed on the Schedules, and as of the Closing Date, as follows:

Section 3.1	DUE ORGANIZATION.

(a)	STCI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and, to STCI’s knowledge, is duly authorized and, except as set forth on Schedule 3.1(a), is qualified to do business under applicable laws, regulations, ordinances, orders of public authorities and its Charter Documents to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of STCI.

(b)	SWI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and, to SWI’s knowledge, is duly authorized and, except as set forth on Schedule 3.1(b), is qualified to do business under applicable laws, regulations, ordinances, orders of public authorities and its Charter Documents to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SWI.

(c)	MTLI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and, to MTLI’s knowledge, is duly authorized and qualified to do business under applicable laws, regulations, ordinances, orders of public authorities and its Charter Documents to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of MTLI.

(d)	Schedule 3.1(d) contains a list of all jurisdictions in which the Companies are authorized or qualified to do business as of the Schedule Delivery Date. True, complete and correct copies of the Charter Documents, including, but not limited to the articles of incorporation of the Companies, and all amendments, as well as the bylaws of the Companies, and all amendments, have been made available to the Buyer or will be uploaded to the Data Room prior to Schedule Delivery Date.

(e)	Except as set forth on Schedule 3.1(e), the shareholder records and minute books of the Companies that have been made available to the Buyer and uploaded to the Data Room prior to the Due Diligence Expiration Date, and will be true, correct, accurate and complete as of the Due Diligence Expiration Date.

Section 3.2	AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

(a)	The Companies and the Shareholders have the full legal right, power and authority to enter into this Agreement and all other Transaction Documents. The execution, delivery and performance of this Agreement has been approved by the Shareholders of the Companies. Any additional corporate proceedings on the part of the Companies that are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents will be completed prior to the Closing. Any corporate proceedings on the part of the Companies necessary to authorize the consummation by the Companies of the Transaction shall be consummated prior to the Closing. This Agreement has been duly and validly executed and delivered by the Companies, and, the due authorization, execution and delivery by the Companies and the Shareholders, constitute a valid and binding agreement of the Companies and the Shareholders, enforceable against the Companies and the Shareholders in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

(b)	Except as set forth on Schedule 3.2(b), the execution and delivery of this Agreement by the Companies and the Shareholders do not, and the consummation by the Companies and the Shareholders of the Transaction will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or, except for “Permitted Encumbrances” (as hereinafter defined), result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Companies, the Shareholders or any of the Companies’ subsidiaries under any of the terms, conditions or provisions of (i) the Charter Documents of the Companies, including any amendments thereto, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Companies or any of their properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Companies are now a party or by which the Companies or any of their properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Companies (the “Companies Material Adverse Effect”).

(c)	Except as set forth on Schedule 3.2(c), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Companies or the Shareholders or the consummation by the Companies or the Shareholders of the Transaction, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Companies.

Section 3.3	CAPITALIZATION.

The authorized shares of capital stock of the Companies are identified on Schedule 3.3. Except as set forth on Schedule 3.3, all of the issued and outstanding shares of the Companies common stock are owned beneficially and of record by the Shareholders as set forth on Schedule 3.3. Except as set forth on Schedule 3.3, all of the issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, and were offered, issued, sold and delivered by the Companies in compliance with all applicable state and federal laws concerning the issuance of shares. Except as set forth on Schedule 3.3, none of such Shares were issued in violation of the preemptive rights of any past or present Shareholders. The exchange of the Purchase Price for the Shares pursuant to this Agreement will transfer to the Buyer valid title in the Shares owned by the Shareholders, free and clear of all lien, encumbrances and claims of every kind. Except as set forth on Schedule 3.3 no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Companies to issue any of their shares or the Shareholders to transfer any of the Shares.

Section 3.4	SUBSIDIARIES.

The Companies do not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Companies do not own any equity securities in any joint venture, partnership, or similar arrangement.

Section 3.5	FINANCIAL STATEMENTS.

The Shareholders have delivered to the Buyer complete and correct, in all material respects, copies of the following financial statements:

(a)	the unaudited balance sheets of the Companies, as of December 31, 2020 and 2021 and the related unaudited income statements, statement of changes in stockholders equity, and statement of cash flows for each of the one-year periods ending December 31, 2020 and 2021, together with the related notes and schedules, if any (such balance sheets, the related unaudited income statements, statement of changes in stockholders equity, and statement of cash flows and any related notes and schedules are referred to herein as the “Year-end Financial Statements”); and

(b)	no later than the Schedule Delivery Date, the unaudited preliminary balance sheet of the Companies as of December 31, 2022 (the “Balance Sheet Date”), with the understanding that such figures may be updated after such date, and the related unaudited income statements, statement of changes in stockholders equity, and statement of cash flows as of the Balance Sheet Date, together with the related notes and schedules if any (such balance sheets, the related unaudited income statements, statement of changes in stockholders equity, and statement of cash flows and any related notes and schedules are referred to herein as the “Interim Financial Statements”). The Year-end Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) are attached as Schedule 3.5 to this Agreement.

(c)	The Financial Statements have been prepared from the books and records of the Companies on a basis consistent with preceding years and throughout the periods involved and present fairly, in all material respects, the financial position and results of operations of the Companies as of the dates of such statements and for the periods covered thereby on a cash basis.

Section 3.6	LIABILITIES AND OBLIGATIONS.

(a)	Except as set forth on Schedule 3.6, since the Balance Sheet Date, to the Knowledge of the Companies, the Companies have not incurred any liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business which are not materially greater than the corresponding liabilities reflected in the Interim Balance Sheet. Schedule 3.6 contains a reasonable estimate by the Shareholders of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed or is contested, the Companies have provided, to the Knowledge of the Companies, a summary description of the liability together with copies of all relevant documentation relating thereto, which summary is set forth on Schedule 3.6.

(b)	The Companies have provided a true, correct and complete list of all PPP Loans and, if available, all “PPP Applications” (as hereinafter defined) (including applications for forgiveness of PPP Loans) associated therewith, if any. To the Knowledge of the Companies, all information provided and certifications made in connection with the PPP Applications (including applications for forgiveness of PPP Loans) was true, accurate and complete. To the Knowledge of the Companies, each PPP Application (including each application for forgiveness of a PPP Loan) satisfied the requirements of all law, rules and regulations applicable to the PPP Loans or such PPP Application. For these purposes (i) “PPP Loan” means any loan pursuant to the “Paycheck Protection Program” under the SBA’s 7(a) Loan Program added under Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act, or any other loans, grants, stipends, or other similar programs available due to the COVID-19 pandemic that the Companies sought relief under prior to the Closing Date and all regulations and guidance issued by any governmental authority with respect thereto, as in effect from time to time, and (ii) “PPP Application” means any application for a PPP Loan and any applications for forgiveness of PPP Loans.

Section 3.7	ACCOUNTS AND NOTES RECEIVABLE.

Schedule 3.7 sets forth an accurate, in all material respects, list of the accounts and notes receivable of the Companies as of the Agreement Date, including any such amounts which are not reflected in the Interim Balance Sheet (“Accounts Receivables”). Outstanding Account Receivables from and advances to employees, the Shareholders and any entities or persons related to or affiliated with the Shareholders are separately identified on Schedule 3.7. Schedule 3.7 also sets forth an accurate, in all material respects, aging of all accounts and notes receivable as of the Agreement Date, showing amounts due in 30-day aging categories. Except as set forth on Schedule 3.7, the trade and other accounts receivable of the Companies which are classified as current assets on the Interim Balance Sheet are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with past accounting practices and, subject to the reserve for doubtful accounts, need not be written-off as uncollectible.

Section 3.8	ASSETS.

(a)	Schedule 3.8(a) sets forth an accurate list of each item of real and personal property included in “property and equipment” on the balance sheets of the Companies and all other tangible assets of the Companies each with a value in excess of $25,000.00, (i) owned by the Companies as of the Balance Sheet Date and (ii) acquired as of the Agreement Date, including in each case descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Companies are situated. True, complete and correct copies of leases for significant equipment and for all real property leased by the Companies have been delivered to the Buyer or uploaded to the Data Room prior to the Schedule Delivery Date. Schedule 3.8(a) indicates which assets are currently owned by the Shareholders or Affiliates of the Companies. Except for the Material Vehicle Repairs and as specifically identified on Schedule 3.8(a), all of the tangible assets, vehicles and other significant machinery and equipment of the Companies listed on Schedule 3.8(a) are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. All fixed assets used by the Companies that are material to the operation of the Companies’ business are either owned by the Companies or leased under an agreement identified on Schedule 3.8(a). All leases set forth on Schedule 3.8(a) are in full force and effect and, to the Knowledge of the Companies, constitute valid and binding agreements of the parties thereto in accordance with their respective terms. Schedule 3.8(a) also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations or the acquisition of any real property or existing business, to which management of the Companies have devoted any significant effort or expenditure in the two-year period prior to the Agreement Date, which if pursued by the Companies would require additional expenditures of capital.

(b)	The Companies have good title to the tangible and intangible personal property including the properties identified on Schedule 3.8(b), subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge, except for liens reflected on Schedule 3.8(b) and Permitted Encumbrances.

Section 3.9	MATERIAL CUSTOMERS AND CONTRACTS.

Schedule 3.9 sets forth an accurate list of (i) all customers representing 5% or more of the Companies’ revenues in any of the periods covered by the Financial Statements, and (ii) all available material contracts, commitments and similar agreements in the Companies possession to which the Companies are currently a party or by which it or any of its properties is bound, including, but not limited to, contracts with customers, leases, loan agreements, pledge and security agreements, indemnity or guaranty agreements, bonds, notes, mortgages, joint venture or partnership agreements, options to purchase real or personal property, and agreements relating to the purchase or sale by the Companies of assets or securities. The Companies have made available to the Buyer true, complete and correct copies of all such agreements in the Companies possession, which have been uploaded to the Data Room prior to the Schedule Delivery Date. Except to the extent set forth on Schedule 3.9, (i) none of the Companies’ material customers have canceled or substantially reduced or is currently attempting or, to the Knowledge of Companies, threatening to cancel or substantially reduce its use of the Companies’ services, (ii) the Companies have complied with all material commitments and obligations pertaining to it under such agreements and is not in default under any such agreements, no notice of default has been received by the Companies and the Shareholders are aware of no basis therefor and (iii) the Transaction contemplated by this Agreement will not result in a default or an automatic termination of any contracts between the Companies and their customers. Except as set forth on Schedule 3.9, the Companies are not now a party to any governmental contracts which by their terms are subject to price redetermination or renegotiation.

Section 3.10	PERMITS.

Schedule 3.10 contains an accurate list of all licenses, franchises, permits, and other governmental authorizations and intangible assets held by the Companies that are material to the conduct of their business including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), franchises, and certificates, owned or held by the Companies. Copies of such licenses, franchises, permits, and other governmental authorizations will be uploaded to the Data Room prior to the Schedule Delivery Date. To the Companies’ Knowledge, the licenses, operating authorizations, franchises, permits and other governmental authorizations listed on Schedule 3.10 are valid, and the Companies have not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. To the Knowledge of the Companies, the Companies hold all licenses, operating authorizations, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Companies. To the Knowledge of the Companies, the Companies have conducted and are conducting their business in substantial compliance with the requirements, standards, criteria and conditions set forth in its licenses, operating authorizations, franchises, permits and other governmental authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing except for any violations that would not have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of the Companies. Except as specifically provided on Schedule 3.10, the Transaction will not result in a default under or a breach or violation of, or, to the Knowledge of the Companies, adversely affect the rights and benefits afforded to the Companies by, any such material licenses, operating authorizations, franchises, permits and other government authorizations.

Section 3.11	ENVIRONMENTAL AND SAFETY LAWS.

Except as set forth on Schedule 3.11:

(a)	To the Knowledge of the Companies, the Companies have complied with and is in material compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to the protection of the environment (collectively, “Environmental Laws”) including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, does not and would not (i) have a Material Adverse Effect on the Companies or any of their businesses or (ii) necessitate a material expenditure by or on behalf of the Companies in excess of amounts already reserved for such purpose in the Companies’ financial statements.

(b)	To the Knowledge of the Companies, the Companies have obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Companies where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled.

(c)	To the Knowledge of the Companies, there have been no “Releases” or, to the Knowledge of the Companies, threats of “Releases” (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Companies except as permitted by Environmental Laws.

(d)	To the Knowledge of the Companies, there is no on-site or off-site location to which the Companies have transported or disposed of Hazardous Wastes, Hazardous Materials and Hazardous Substances or arranged for the transportation or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any Environmental Claim against the Companies or the Buyer as the shareholder of the Companies for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state and local statutes and regulations. The Companies have no contingent liability in connection with any Release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

Section 3.12	LABOR AND EMPLOYEE RELATIONS & INDEPENDENT CONTRACTORS.

The Companies are not bound by or subject to any arrangement with any labor union. No employees of the Companies are represented by any labor union or covered by any collective bargaining agreement nor, to the Knowledge of the Companies, is any campaign to establish such representation in progress. There is no pending or, to the Knowledge of the Companies, threatened labor dispute involving the Companies and any group of its employees nor have the Companies experienced any labor interruptions over the past five years.

Section 3.13	INSURANCE.

Schedule 3.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Companies and of all insurance loss runs or workers compensation claims received for the past two (2) policy years. The Companies have made available to the Buyer true, complete and correct copies of all of the Companies’ insurance policies currently in effect, which have been uploaded to the Data Room prior to the Schedule Delivery Date. Except as set forth on Schedule 3.13, none of such policies is a “claims made” policy. The insurance policies set forth on Schedule 3.13 provide coverage consistent with industry standards against the risks involved in the Companies’ business. Such policies are currently in full force and effect. Such insurance policies meet the requirements set forth in any contracts with the Companies’ customers.

Section 3.14	COMPENSATION; EMPLOYMENT AGREEMENTS AND INDEPENDENT CONTRACTOR AGREEMENTS.

Schedule 3.14 sets forth an accurate schedule of Shareholders, members of the board of directors and officers and key employees of the Companies, listing all employment agreements with such Shareholders, officers and employees and the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of the Agreement Date. True, complete and correct copies of all such employment agreements and all other employment agreements and other similar agreements or arrangements containing “golden parachute” or other similar provisions have been uploaded to the Data Room prior to the Schedule Delivery Date. Schedule 3.14 sets forth an accurate list of all independent contractors with whom the Companies currently have a working relationship or has had a working relationship since January 1, 2022. The Companies have made available to Buyer true, complete and correct copies of all such independent contractor agreements in the Companies posession, or a description of any independent contractor relationships which are not in writing, all of which have been uploaded to the Data Room prior to the Schedule Delivery Date. The Company does not engage employees or independent contractors through the use of a staffing company.

Section 3.15	EMPLOYEE BENEFIT PLANS.

(a)	Schedule 3.15 sets forth an accurate schedule of all employee benefit plans of the Companies and deferred compensation agreements. True, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date have been made available to Buyer, which have been uploaded to the Data Room prior to the Schedule Delivery Date. Except for the employee benefit plans described on Schedule 3.15 (the “Employee Benefit Plans”), the Companies do not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an “employee pension benefit plan,” nor do the Companies have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning given that term in Section 3(2) of ERISA. The Companies have not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 3.15, nor are the Companies required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement.

(b)	The Companies are not now, nor will it become as a result of its past activities, liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA. To the Companies’ knowledge, all Employee Benefit Plans listed on Schedule 3.15 are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Companies with respect to any plan listed on Schedule 3.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Companies as of the Balance Sheet Date.

(c)	All plans listed on Schedule 3.15 that are intended to qualify (the “Qualified Plans”) under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters or opinion letters will be uploaded to the Data Room prior to the Schedule Delivery Date. Except as disclosed on Schedule 3.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies will be uploaded to the Data Room prior to the Schedule Delivery Date. Neither the Shareholders, nor any such plan listed on Schedule 3.15, nor have the Companies engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed on Schedule 3.15 has incurred an “accumulated funding deficiency,” as defined in Section 412(a) of the Code and Section 302(1) of ERISA, and the Companies have not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuances of contributions to any such Qualified Plan without notice to and approval by the Internal Revenue Service; no plan listed on Schedule 3.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan; and the Companies have not incurred liability under Section 4062 of ERISA.

Section 3.16	LITIGATION AND COMPLIANCE WITH THE LAW.

(a)	Except as set forth on Schedule 3.16, there are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Companies, threatened against or affecting the Companies, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Companies. No notice of any claim, action, suit or proceeding, whether pending or, to the Knowledge of the Companies, threatened, has been received by the Companies within the three-year period prior to the Agreement Date and, to the Knowledge of the Companies, there is no basis therefor.

(b)	Except to the extent set forth on Schedule 3.16, to the Knowledge of the Companies, the Companies have conducted and do conduct their business in material compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Companies or their assets.

(c)	Neither the Shareholders, the Companies nor, to the Knowledge of the Companies, their respective employees, agents and representatives have obtained or retained business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of Two Hundred and 00/100 Dollars ($200.00) in the aggregate to any one individual in any year) or offered any inducements to any person who is an official, officer, agent, employee or representative of any governmental body or of any existing or prospective customer (whether government owned or non-government owned). Neither the Shareholders, the Companies nor, to the Knowledge of the Companies, their respective employees, agents and representatives have: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (b) made any bribe, rebate, pay off, influence payment, kickback or other payment in connection with the business of Companies in violation of any applicable anti-bribery and anti-corruption laws.

Section 3.17	TAXES.

(a)	For purposes of this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Companies have timely filed, subject to applicable extensions, all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing, and have duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. Except as set forth on Schedule 3.17, there are no examinations in progress or claims against the Companies for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for Taxes, whether pending or, to the Knowledge of the Companies, threatened, has been received. The amounts shown as accruals for Taxes on the financial statements of the Companies as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal, state and local Tax Returns of the Companies for the last three fiscal years are attached hereto as Schedule 3.17.

(b)	During all tax periods ended prior to the Closing Date for which the statute of limitations has not expired, to the Companies’ knowledge, the Companies have conducted their business in a manner which entitles it to protection under the safe harbor provisions of Section 530(a) of the Revenue Act of 1978, which was extended indefinitely by Section 269(c) of the Tax Equity and Fiscal Responsibility Act of 1982.

Section 3.18	ABSENCE OF CHANGES.

Since the Balance Sheet Date, the Companies have conducted their operations in the ordinary course and, except as set forth on Schedule 3.18, there has not been:

(a)	any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or income of the Companies;

(b)	any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Companies;

(c)	any change in the share ownership of the Companies or in their securities outstanding or any grant of any options, warrants, calls, conversion rights or commitments or the declaration or payment of any dividend or other distribution;

(d)	any declaration or payment of any dividend or distribution in respect of the Shares or any direct or indirect redemption, purchase or other acquisition of any of the Shares of the Companies;

(e)	any increase in the compensation payable or to become payable by the Companies to any of their respective officers, directors, shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f)	any work interruptions, labor grievances or claims filed, or, to the Knowledge of the Companies, any proposed law, regulation or event or condition of any character materially adversely affecting the business or future prospects of the Companies;

(g)	any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Companies to any person, including, without limitation, the Shareholders and their Affiliates;

(h)	any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Companies;

(i)	any increase in the Companies’ indebtedness, other than accounts payable incurred in the ordinary course of business;

(j)	any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Companies or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(k)	any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Companies’ business;

(l)	any waiver of any material rights or claims of the Companies;

(m)	any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Companies are a party; or

(n)	other than the Transaction, any transaction by the Companies outside the ordinary course of business.

Section 3.19	ACCOUNTS WITH BANKS, BROKERAGES; POWERS OF ATTORNEY.

Schedule 3.19 sets forth an accurate schedule as of the (a) Balance Sheet Date and (b) Agreement Date, of (i) the name of each financial institution or brokerage firm in which the Companies have accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and the cash, cash equivalents and securities held in such account; and (iv) the name of each person authorized to draw thereon or have access thereto. Schedule 3.19 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Companies and a description of the terms thereof.

Section 3.20	ABSENCE OF CERTAIN BUSINESS PRACTICES.

Neither the Companies nor any of their respective Affiliates or Subsidiaries have taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

Section 3.21	COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS.

Except as set forth on Schedule 3.21, the Shareholders do not own, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Companies. Except as set forth on Schedule 3.21, no Shareholders, member of the board of directors, officer, or director of the Companies has, nor during the period since inception through the date hereof, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Companies’ business.

Section 3.22	INTANGIBLE PROPERTY.

Schedule 3.22 sets forth an accurate list of all patents, trademarks, trade names, copyrights, patent applications, service marks, and other intellectual property or proprietary property rights owned or used by the Companies. The Companies own or possesses sufficient legal rights to use all of such items without conflict with or, to the Knowledge of the Companies, infringement of the rights of others.

Section 3.23	DISCLOSURE.

No representation or warranty made by Companies and/or Shareholders, when considered together with the Schedules to this Agreement, contains any untrue statement of material fact, or omits to state any material fact required to be disclosed by such representation or warranty, that is necessary, in light of the context in which it is made, to make any statement made in such representation or warranty not misleading.

Section 3.24	RELATED PARTY AGREEMENTS AND ACTIONS.

Except for agreements described in Schedule 3.24 and in the Charter Documents, there are no agreements, understandings, or proposed transactions between Companies and their respective Shareholders, or any of their respective members of the board of directors or officers, Affiliates, Subsidiaries or any Affiliates thereof.

Section 3.25	BROKERS OR FINDERS.

Except as set forth in Schedule 3.26 neither the Companies nor the Shareholders have agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions, or other similar charges in connection with this Agreement or any of the Transaction. Any commissions due as a result of an engagement of a brokerage or other advisory firm by the Companies or the Shareholders shall be the responsibility of either the Companies (to be paid prior to or simultaneously with the Closing) or the Shareholders.

Section 3.26	NO OTHER REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF RELIANCE.

Except for the representations and warranties expressly set forth in this Article III (including the related portions of the Schedules), which are made as of the Agreement Date or the Schedule Delivery Date and again as of the Closing Date, none of the Companies or the Shareholders have made or makes, and the Companies and the Shareholders hereby expressly disclaim, any other express or implied representation or warranty, either written or oral, with respect to the Companies, their respective operations, finances, business and any other related matter.

Article IV
CONDUCT OF THE PARTIES PENDING THE CLOSING

Section 4.1	CONDUCT OF THE PARTIES.

(a)	From the Agreement Date until the Closing, except with the prior written consent of the Buyer or as otherwise expressly permitted or required by this Agreement, the Shareholders shall cause the Companies to:

(i)	carry on its business in substantially the same manner as it has heretofore and not introduce any new method of management, operation or accounting (except as required by GAAP or any applicable law or Order and except for actions taken to file PPP Applications to facilitate the forgiveness of the PPP Loans);

(ii)	comply with the terms and conditions of, and not cancel, their present insurance policies;

(iii)	use its commercially reasonable efforts to (A) maintain and preserve the business organizations intact, (B) retain the services of their present employees and (C) not hire any additional employees except for hires in the ordinary course of business consistent with past practices;

(iv)	comply with all applicable laws and provide notice to Buyer of any governmental inquiry, notice or investigation; and

(v)	maintain the instruments and agreements governing its outstanding Indebtedness and leases on their present terms and not incur new Indebtedness or enter into new lease instruments or agreements, provided, however, (A) STCI and the Buyer shall negotiate the terms and conditions of a new lease with respect to the premises located at 49 McGrath Road, Dracut, MA 01826 (the “McGrath Premises”), which terms shall be agreed upon among the Buyer, STCI and that realty trust that owns the McGrath Premises (the “Family Trust”) prior to the Due Diligence Expiration Date (the “McGrath Lease”), and which McGrath Lease shall be entered into as of the Closing Date, by and between STCI (as then owned by the Buyer) and the Family Trust and (B) STCI and the Buyer shall negotiate the terms and conditions of a new lease with respect to the premises located at 126 Quinnipiac Avenue, North Haven, CT 06473 (the “North Haven Premises”) with the owner of such property (the “North Haven Landlord”), which terms shall be agreed upon among the Buyer, STCI and the North Haven Landlord prior to the Due Diligence Expiration Date (the “North Haven Lease”), and which North Haven Lease shall be entered into as of the Closing Date, by and between STCI (as then owned by the Buyer) and the North Haven Landlord. STCI and the Buyer hereby agree to the following terms with respect to the McGrath Lease, which shall serve as the basis for the drafting of such thereof: The McGrath Lease shall: (I) be a triple net lease and STCI, as owned by Buyer, shall be responsible for all plowing, landscaping, utilities, taxes, and insurance with respect to the McGrath Premises; (II) have an initial term of five (5) years (the “Initial Term”), with a tenant option for additional five (5) years (the “Renewal Term”); (III) provide for a base rent of $32,000 per month during the Initial Term and base rent shall increase by six (6%) percent for the first year of the Renewal Term, if applicable, and which base rent shall increase by two (2%) percent per year for years two through five of the Renewal Term, if applicable; (IV) provide STCI, as owned by Buyer, a right of first refusal to purchase the McGrath Premises; (V) provide that STCI, as owned by Buyer, shall be responsible for the maintenance and upkeep of the underground fuel storage tank located on the McGrath Premises, as well as testing and daily-cross checking of the tank, provided, however, the Family Trust, as landlord, shall be responsible for issues that occur below ground, while STCI, as owned by Buyer, as tenant, shall be responsible for fuel storage issues that occur above ground, as well as the fuel containment system currently serviced by STCI; and (VI) include, as a composite exhibit, copies of all applicable fuel tank certifications, showing the fuel tank to be in compliance with all applicable laws, rules and regulations, dated within thirty (30) days of the Closing Date.

(b)	From the Agreement Date until the Closing, except as set forth on Schedule 4.1(b) or with the prior written consent of the Buyer or as otherwise expressly permitted or required by this Agreement, the Shareholders shall ensure that neither the Shareholders nor the Companies will:

(i)	make any change in their respective Charter Documents;

(ii)	issue any additional Equity Interests or issue or otherwise create any options, warrants or rights to acquire any of their respective Equity Interests;

(iii)	increase or agree to increase the compensation payable to the Shareholders, member of the board of directors or any officers, directors, managers, consultants or employees except for increases in the ordinary course consistent with past practice;

(iv)	make any investments (other than short-term certificates of deposit of a commercial bank or trust company) in the Equity Interests (or options, warrants or rights to acquire the Equity Interests) or Indebtedness of any Person;

(v)	enter into any contract to incur, or otherwise agree to incur any liability or make any capital payment or expenditure of any kind in excess of $25,000.00, other than in the ordinary course of their business and consistent with their past practices (it being agreed that the foregoing restriction shall not prohibit or limit the ability of any of the Companies to enter into contractual obligations or otherwise incur liabilities in respect of any existing projects pursuant to the terms and conditions of this Agreement);

(vi)	prepay any Indebtedness other than in the ordinary course of business consistent with past practices or as permitted herein, or create, assume or permit to be created or imposed any liens or encumbrances, upon any of its assets or properties, whether now owned or hereafter acquired other than in the ordinary course of business consistent with past practice;

(vii)	except as required by any applicable law or Order, (A) adopt, establish, amend or terminate any of its Employee Benefit Plans, or any other compensation plans or employee policies and procedures or (B) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (y) deplete the assets of any of their Employee Benefit Plans, or (z) increase the liabilities or obligations under any such plan;

(viii)	sell, assign, lease or otherwise transfer or dispose of any of its owned or leased property or equipment other than in the ordinary course of its business and consistent with its past practice, or to dispose of excess or obsolete inventory or equipment other than for appropriate value;

(ix)	negotiate for the acquisition of any business or entity or the start-up of any new line of business;

(x)	waive any of their rights or claims, provided that the Companies may negotiate and adjust bills and Accounts Receivables in the course of good faith disputes with customers in a manner consistent with past practice;

(xi)	effect any other transaction that is not in the ordinary course of their business and consistent with their past practices or that is prohibited hereby; or

(xii)	amend or terminate any contract or agreement to which the Companies are a party that is not in the ordinary course of their business.

(c)	From the Agreement Date until the Closing, except with the prior written consent of the Buyer or as otherwise expressly permitted or required by this Agreement, the Shareholders shall not make or revoke any tax election respecting the Companies that affects the Companies, the Buyer, or the Shares.

(d)	Prior to the Closing, the Shareholders may amend this Agreement by preparing and delivering a Side Letter to this Agreement as agreed to by, and duly executed by, the Shareholders’ Representative and the Buyer.

Article V
CLOSING DELIVERIES AND CONDITIONS

Section 5.1	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES AND THE SHAREHOLDERS.

The obligation of the Companies and the Shareholders to consummate the Transaction shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

(a)	Compliance. The Buyer shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer on or before the Closing Date.

(b)	Representations and Warranties. All of the representations and warranties made by the Buyer in this Agreement and in all certificates and other documents delivered by the Buyer to the Companies and the Shareholders pursuant hereto, shall have been true and correct in all material respects as of the Agreement Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (i) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (ii) for changes permitted or contemplated by this Agreement, or (iii) for changes approved in writing by the Companies and the Shareholders.

(c)	Consents, Licenses and Approvals. The Buyer shall have received all required permits, licenses, contracts and third party consents set forth on Schedule 5.1(c) attached hereto in form satisfactory to the Companies. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all governmental entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

(d)	Transaction Documents. The Transaction Documents shall have been executed and delivered by the Buyer and in a form and substance satisfactory to the Companies. The Parties shall have agreed to the Target Working Capital in accordance with the terms hereof.

(e)	Related Transactions. Any amendments, restatement and/or supplement to the Transaction Documents to be executed and delivered in connection with the Transaction shall be in a form satisfactory to the Shareholders’ Representative and the transactions contemplated by the Buyer shall have been consummated.

(f)	Buyer Closing Certificate. Buyer will have delivered to the Companies and Shareholders a certificate of Buyer, dated as of the Closing Date to the effect that each of the conditions specified above in Section 5.1(a), 5.1(b) and 5.1(c) have been satisfied (the “Buyer Closing Certificate”).
Section 5.2	CLOSING DELIVERIES OF THE COMPANIES AND THE SHAREHOLDERS.

The obligation of Buyer to consummate the Transaction shall be subject to the delivery, prior to or at Closing, of each of the following by the Companies and the Shareholders (the delivery of any or all of which may be waived by the Buyer in Buyer’s discretion):

(a)	a counterpart signature page to the employment agreement, dated as of the Closing Date, between STCI and Jamie Severance (the “JS Employment Agreement”) shall be signed by Jamie Severance;

(b)	a counterpart signature page to the employment agreement, dated as of the Closing Date, between STCI and Clyde Severance (the “CS Employment Agreement”) shall be signed by Clyde Severance;

(c)	a counterpart signature page to a consulting agreement, dated as of the Closing Date, between STCI and Kathryn Boyd (the “Consulting Agreement”) shall be signed by Kathryn Boyd;

(d)	good standing certificates (or similar certificates of status) of the Companies and their Subsidiaries and Affiliates, dated not more than thirty (30) days prior to the Closing Date, issued by their respective states of incorporation or organization and from each state where such entities are registered to do business, as well as written consents or corporate or company resolutions authorizing the Transaction and the execution of the Transaction Documents.

(e)	an incumbency certificate, signed by a duly authorized officer of the Companies, dated as of the Closing Date, certifying: (i) the incumbency of the directors and officers of the Companies; (ii) the authenticity and continuing validity of the certificate of incorporation, bylaws and other governing documents of the Companies, and attaching true, correct and complete copies of the same; and (iii) the authenticity and continuing validity of the resolutions of the Companies authorizing the consummation of the Transaction and attaching true, correct and complete copies of the same;

(f)	an Assignment of Shares, dated as of the Closing Date, executed by the Shareholders of the Companies assigning the Shares in the Companies to Buyer, as well as the stock certificates representing the Shares, duly endorsed in blank or accompanied by blank irrevocable stock powers, and with all required stock transfer tax stamps affixed;

(g)	an undertaking from the “Non-Compete Parties” (as hereinafter defined) agreeing to be bound by the restrictions set forth under Article VIII of this Agreement, which may be incorporated into the JS Employment Agreement and the CS Employment Agreement;

(h)	evidence of payment by Shareholders of certain Excluded Indebtedness that the Buyer elects not to assume, which the Buyer shall identify in writing prior to the Due Diligence Expiration Date, provided, however, such Excluded Indebtedness may be paid-off by the Shareholders at the time of the Closing with certain of the sales proceeds, in which event, such payoffs shall be reflected on the closing statement;

(i)	evidence of termination of any contracts, equipment leases and/or real property leases that Buyer elects not to assume, which Buyer shall identify prior to the Due Diligence Expiration Date, and for which neither the Buyer nor the Companies shall be liable therefor post-Closing;

(j)	evidence of termination or settlement of related party transactions that Buyer requires be terminated or settled, which Buyer shall identify prior to the Due Diligence Expiration Date, and for which neither the Buyer nor the Companies shall be liable therefor post-Closing;

(k)	proof satisfactory to Buyer that any and all liens (including but not limited to, filed UCC-1 financing statements) on the assets of the Companies have been terminated and released, except with respect to (i) the Closing Indebtedness assumed pursuant to Section 1.3(a), (ii) equipment leases assumed by Buyer, and (iii) Permitted Encumbrances;

(l)	The McGrath Lease as executed by the Family Trust;

(m)	The North Haven Lease as executed by the North Haven Landlord;

(n)	the “Shareholders Closing Certificate” (as hereinafter defined);

(o)	a side letter to this agreement memorializing certain tax covenants relating to the Companies, dated as of the Closing Date, executed by the Companies and the Shareholders (the “Tax Agreement”);

(p)	a counterpart signature page to the closing statement to be prepared by the Closing Agent; and

(q)	such other instruments and documents as Buyer may reasonably request in connection with the Closing of the Transaction, all such instruments and documents to be reasonably satisfactory in form and substance to Buyer and its counsel.

Section 5.3	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.

The obligations of the Buyer to consummate the Transaction shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

(a)	Compliance. The Companies and the Shareholders shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by the Companies and the Shareholders on or before the Closing Date.

(b)	Representations and Warranties. All of the representations and warranties made by the Companies or the Shareholders in this Agreement and in all certificates and other documents delivered by the Companies or the Shareholders to Buyer pursuant hereto, shall have been true and correct in all material respects as of the Agreement Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) changes approved in writing by the Buyer.

(c)	Consents, Licenses and Approvals. The Companies shall have received all required permits, licenses, contracts and third party consents set forth on Schedule 5.3(c) attached hereto in form satisfactory to the Buyer, including the consent to the assignment of any bonds and the assignment of any certifications of the Companies to operate under the requirements and regulations of the Transportation Security Administration security programs, including, but not limited to for Certified Cargo Screening Facilities, if applicable. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all governmental entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

(d)	Financing. The contingency to obtain Financing as set forth in Section 1.6 hereof shall have been satisfied or waived.

(e)	Transaction Documents. The Transaction Documents shall have been executed and delivered by all of the Parties thereto and in a form and substance satisfactory to the Buyer. The Parties shall have agreed to the Target Working Capital in accordance with the terms hereof.

(f)	Additional Conditions to Buyer’s Performance. The obligation of Buyer to consummate the Transaction shall be subject to the following additional conditions: (any or all of which may be waived by Buyer in its discretion):

(i)	the Due Diligence Contingency as set forth in Section 1.5 hereof shall have been satisfied or waived;

(ii)	the cancelling by the Companies of credit cards personally guaranteed by the Shareholders, provided the same is agreed to by Buyer and the Shareholders prior to Closing;

(iii)	between the date hereof and the Closing Date, there shall have been no action or omission causing or that would reasonably be expected to have a Material Adverse Effect on the business of the Companies, whether caused by an action or omission of (i) the Shareholders, (ii) any member of the board of directors or officer of the Companies, or (iii) otherwise; and

(iv)	all of the issued and outstanding shares of the Companies common stock shall be owned beneficially and of record by the Shareholders and all exceptions to the representations and warranties on Schedule 3.3, if any, shall be updated to be removed effective as of the Closing Date.

(g)	Shareholders Closing Certificate. The Shareholders will have delivered to the Buyer a certificate of Shareholders, dated as of the Closing Date to the effect that each of the conditions specified above in Section 5.3(a), Section 5.3(b) and Section 5.3(f)(ii) and (iii) have been satisfied (the “Shareholders Closing Certificate”).

Section 5.4	CLOSING DELIVERIES OF THE BUYER.

The obligation of the Companies and the Shareholders to consummate the Transaction shall be subject to the delivery, prior to or at Closing, of each of the following by the Buyer (the delivery of any or all of which may be waived by the Companies and the Shareholders in their discretion):

(a)	the cash portion of the Purchase Price;

(b)	evidence of the assumption or pay-off of Closing Indebtedness of the Companies pursuant to Section 1.3(a);

(c)	the Buyer Closing Certificate;

(d)	good standing certificates (or similar certificates of status) of the Buyer and TLSS, dated not more than thirty (30) days prior to the Closing Date, issued by their respective states of incorporation or organization, as well as written consents or corporate or company resolutions authorizing the Transaction and the execution of the Transaction Documents;

(e)	an incumbency certificate, signed by a duly authorized officer of the Buyer and TLSS, dated as of the Closing Date, certifying: (i) the incumbency of the directors and officers of the Buyer and TLSS; (ii) the authenticity and continuing validity of the certificate of incorporation, bylaws and other governing documents of the Buyer and TLSS, and attaching true, correct and complete copies of the same; and (iii) the authenticity and continuing validity of the resolutions of the Buyer and TLSS authorizing the consummation of the Transaction and attaching true, correct and complete copies of the same;

(f)	a counterpart signature page to the JS Employment Agreement, dated as of the Closing Date;

(g)	a counterpart signature page to the CS Employment Agreement, dated as of the Closing Date;

(h)	a counterpart signature page to the Consulting Agreement, dated as of the Closing Date;

(i)	The McGrath Lease as executed by the STCI, as owned by Buyer;

(j)	The North Haven Lease as executed by STCI, as owned by Buyer;

(k)	The Tax Agreement signed by a duly authorized officer of the Buyer and TLSS; and

(l)	a counterpart signature page to the closing statement to be prepared by the Closing Agent.

Article VI
COVENANTS OF THE PARTIES

Section 6.1	AFFIRMATIVE COVENANTS.

(a)	From the Agreement Date through the Closing Date, the Companies and the Shareholders in operating the Companies, will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Buyer in this Agreement are and remain true and accurate, the covenants and agreements of the Buyer in this Agreement are honored, and that the conditions to the obligations of the Companies set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of the Companies to satisfy their fiduciary obligations.

(b)	From the Agreement Date through the Closing Date, the Buyer will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement, including obtaining the Financing required to satisfy the financing condition specified above in Section 5.3(d), and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Companies and the Shareholders in this Agreement are and remain true and accurate and that the covenants and agreements of the Companies and the Shareholders in this Agreement are honored and that the conditions to the obligations of the Buyer set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the directors of the Buyer to satisfy their fiduciary obligations.

Section 6.2	FULL ACCESS; DELIVERABLES.

(a)	Except as set forth in Section 1.5 or Section 1.6 hereof and subject to the Due Diligence Limitations and the on-site and in-person limitations of the Companies, from the Agreement Date and until Closing, each Party has and will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the other Party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Party. Each Party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants. Shareholders and the Companies hereby agree to cooperate and consent to their certified public account’s assisting Buyer, at Buyer’s expense, in connection with the preparation of audited financials in accordance with GAAP for the year ended 2020 and 2021, in the event Buyer elects to or is required to have the financials of the Companies audited after the Closing. The provisions of this paragraph of Section 6.2 shall survive Closing.

(b)	No later than ten (10) days prior to the Due Diligence Expiration Date, the Companies and the Shareholders, at the Shareholders’ expense, shall have delivered to Buyer (i) Federal and State judgment and tax lien searches and (ii) reports from all appropriate jurisdictions listing all effective financing statements or lien documentation which name the Companies (under their present or any previous name or any trade names) as debtor, together with copies of such financing statements. Such searches shall indicate the existence of no liens or encumbrances on the Shares or any assets of the Companies except for any liens for the assumed Closing Indebtedness and solely with respect to the assets of Companies. Additionally, the Companies and the Shareholders shall provide proof satisfactory to Buyer that all taxes in all applicable jurisdictions, have been properly filed and paid.

(c)	Prior to the Due Diligence Expiration Period, Buyer shall deliver to the Shareholders a listing of all of the Companies’ vehicles requiring Material Vehicle Repairs (the “Vehicle Repair Schedule”). As used in this Agreement “Material Vehicle Repairs” means repairs related to the safety and operation (such as engine or transmission repairs) of the Companies’ owned vehicles exceeding $5,000 per vehicle, in the aggregate (meaning that in the event there are two (2) repairs related to the safety and operation of a certain vehicle, and the cost of one repair is $3,000 and the cost of the other repair is $4,000, then such repairs, in the aggregate, shall be deemed a Material Vehicle Repair for such vehicle). Material Vehicle Repairs shall exclude any cosmetic repairs or maintenance of the Companies’ vehicles.

Section 6.3	CONFIDENTIALITY.

Each Party hereto agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto furnished to it in connection with the Transaction (“Information”) in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the Transaction, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Law, including, but not limited to public announcements required in accordance with Section 6.6 hereof; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing Party will first obtain the recipients’ undertaking to comply with the provisions of this Section 6.3 with respect to such Information, other than public announcements required in accordance with Section 6.6 hereof, which shall not require the prior written consent of the non-disclosing Party. The term “Information” as used herein will not include any information relating to a Party that the Party disclosing such information can show: (i) to have been in its possession prior to its receipt from another Party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing Party; (iii) to have been available to the public at the time of its receipt by the disclosing Party; (iv) to have been received separately by the disclosing Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing Party without regard to any information received in connection with the Transaction contemplated herein. Each Party hereto also agrees to promptly return to the Party from whom it originally received such Information all original and duplicate copies of written materials containing Information should the Transaction. All Parties hereto will be deemed to have satisfied each’ obligations to hold the Information confidential if each exercises the same care as each takes with respect to each Party’s similar information.

Section 6.4	FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.

Subject to the terms and conditions herein provided, the Parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the Transaction, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the Transaction contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the Transaction at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the Transaction; and (ii) the satisfaction of the conditions to consummation of the Transaction.

Section 6.5	FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

(a)	Each Party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of the Buyer and without further consideration, the Companies and the Shareholders will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order to more effectively consummate the Transaction, including, but not limited to closing, transferring or changing the signatory to bank accounts and other financial accounts.

(b)	At all times from the date hereof until the Closing, each Party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such Party to satisfy the conditions specified in this Article VI.

(c)	The Buyer will provide the Shareholders with reasonable updates on the status of obtaining the Financing required to satisfy the financing condition specified above in Section 5.3(d).

(d)	Beginning from the Agreement Date through the Closing Date, the Shareholders may supplement or amend the Disclosure Schedules with respect to any matter arising during that period or of which the Shareholders become aware of after the Agreement Date, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Upon Buyer’s request, the Shareholders shall promptly make available to Buyer any documentation or information relating to each such Schedule Supplement. Upon receipt of such request from Buyer, the Shareholders may request, subject to Buyer’s approval which shall not to be unreasonably delayed, withheld or conditioned, an extension of five (5) days to prepare and provide such additional documentation or information relating to each such Schedule Supplement. Upon receipt of such Schedule Supplements, Buyer and Buyer’s lender, if applicable, shall have ten (10) Business Days to review and comment upon the same, and provided the Schedule Supplements are not determined by Buyer in Buyer’s reasonable discretion and pursuant to the terms of this Agreement to have a Material Adverse Effect on the Transaction, and such Schedule Supplements are approved by Buyer’s lender, if applicable, in its reasonable discretion, the Buyer, the Shareholders and the Companies shall enter into an amendment to this Agreement to reflect such amended Disclosure Schedules. Nothing contained in this Section 6.5(c) shall limit the Buyer’s rights under Article V if Shareholders’ supplement or amendment to the Disclosure Schedules sets forth any action or omission causing or that would reasonably be expected to have a Material Adverse Effect on the Business of the Companies, whether caused by an action or omission of (i) the Shareholders, (ii) any member of the board of directors or officer of the Companies, or (iii) otherwise.

Section 6.6	PUBLIC ANNOUNCEMENTS.

No Party hereto will make any public announcement with respect to the Transaction without the prior written consent of the other Party; provided, however, that Buyer or TLSS shall be permitted to file information regarding the Transaction contemplated hereby that Buyer or TLSS is required to file in connection with its status as a reporting company under the Securities Exchange Act of 1934, without the prior written consent of the Companies and the Shareholders, but with prior consultation with the Companies and the Shareholders, and Buyer and TLSS shall be permitted to issue a press release in connection with such filing, without the prior written consent of the Companies and the Shareholders, but with prior consultation with the Companies and the Shareholders.

Article VII
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 7.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Except as otherwise provided herein, the representations and warranties contained in Article II and Article III hereof and in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date, provided, however, the representations and warranties with respect to the PPP Loans in Section 3.6(b) shall survive for six (6) years from the date of forgiveness, if the SBA has the right to audit the Companies for such period of time. All covenants and other agreements in this Agreement shall survive the Closing in accordance with their express terms, and if there are no such survival terms, the covenants and agreements shall expire on the Closing Date.

Section 7.2	INDEMNIFICATION BY SHAREHOLDERS.

The Shareholders covenant and agree that the Shareholders shall indemnify, defend, protect and hold harmless the Buyer and Buyer’s officers, directors, employees, shareholders, agents, representatives and Affiliates, in accordance with Section 7.1 from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) (the “Losses”) incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Shareholders set forth Article III or in the Schedules or certificates delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Shareholders or the Companies under this Agreement.

In order to secure certain of the Shareholders’ indemnification obligations hereunder, in connection with the Closing, the Indemnification Escrow has been established and which shall be maintained for a period of twelve (12) months after Closing. In the event the Buyer makes an indemnification claim for Losses during such twelve (12) months period and an indemnification payment is due to the Buyer pursuant to Section 7.5 below, then the Indemnification Escrow shall be released from escrow to the Buyer in the amount of such claim in accordance with Section 9. 12.

Section 7.3	INDEMNIFICATION BY BUYER.

The Buyer covenants and agrees that Buyer shall indemnify, defend, protect and hold harmless the Shareholders and their respective heirs, representatives, assigns, successors, and Affiliates, at all times from and after the date of this Agreement from and against all Losses incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Buyer, as set forth herein or in the Schedules or certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer under this Agreement, and (iii) any guarantees made by any of the Shareholders for the benefit of any of the Companies, which are not related to Excluded Liabilities and for which the Companies continue to receive any economic benefit from after the Closing Date.

Section 7.4	THIRD-PARTY CLAIMS.

(a)	Promptly after receipt by a Person entitled to indemnity under Section 7.2 or Section 7.3 (an “Indemnified Person”) of notice of the assertion of a claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person except to the extent that the Indemnifying Person demonstrates that the defense of such claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b)	If an Indemnified Person gives notice to the Indemnifying Person pursuant to this Section 7.4 of the assertion of a claim, the Indemnifying Person shall be entitled to participate in the defense of such claim to the extent that it is brought by a third-party (the “Third-Party Claim”) and, to the extent that it wishes, (unless, at any time during the processing, handling, or prosecution of such Third-Party Claim, any of the following events occurs, arises, or becomes known to the Indemnified Person, at which time the Indemnified Person may assume and control the defense of such Third-Party Claim, notwithstanding the Indemnifying Person’s prior assumption of such defense: (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim, (iii) involves a claim to which the Indemnified Person reasonably believes could be detrimental to or injure the Indemnified Person’s reputation, customer or supplier relations or future business prospects, (iv) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), or (v) involves criminal allegations), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other legal expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.

(c)	If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; or (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its written consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, provided that it is conclusively determined by a court of competent jurisdiction that the claims made were within the scope of and subject to indemnification.

(d)	With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related actions at all stages thereof where such Person is not represented by its own counsel in such action, proceeding or dispute, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)	With respect to any Third-Party Claim subject to indemnification under this Article VII, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Information and the attorney-client and work product privileges. In connection therewith, each Party agrees that: (i) it will use a commercially reasonable effort, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid the production of Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work product privilege.

Section 7.5	INDEMNIFICATION PAYMENTS.

(a)	All amounts payable by one Party to another pursuant to the terms of this Article VII shall be paid within ten (10) days following (i) a final, non-appealable determination of a court of competent jurisdiction or (ii) the written agreement of the Buyer and the Shareholders’ Representative that such amounts are due and payable. To the extent the Shareholders are the Indemnifying Person, such payments may be released from the Indemnification Escrow in accordance with Section 9.12.

(b)	The amount of any and all Losses for which indemnification is required shall be determined (1) net of any amounts recovered or recoverable under any insurance policies, (2) net of any amounts recovered or recoverable from any third party, and (3) net of any tax benefit with respect to such Losses.

(c)	From and after Closing, except for fraud, Buyer’s sole and exclusive remedy with respect to any and all claims under this Agreement shall be the indemnification provisions set forth in this Article VII and Buyer hereby waives any and all rights, claims and causes of action it may have against Shareholders arising under any Law.

(d)	No Indemnifying Person shall be liable to an Indemnified Person for any special, indirect, consequential, exemplary, incidental, or punitive damages.

Section 7.6	CERTAIN INDEMNIFICATIONS LIMITS.

(a)	Buyer shall not have any right to indemnification under Section 7.2, and Shareholders shall not have any right to indemnification under Section 7.3 until the aggregate amount of all such Losses under Section 7.2 or Section 7.3, as applicable, exceeds $50,000 in which case the Shareholders or Buyer or TLSS, as the case may be, shall be liable for all such Losses in excess of the $50,000, however, such Losses shall be capped at seventy-five (75%) percent of the cash portion of the Purchase Price, subject to Section 7.6(b) below.

(b)	Notwithstanding anything in this Agreement to the contrary, the limits on indemnification set forth in Section 7.6(a) shall not apply in the case of: (i) fraud (including any determination of fraudulent conveyance by the Shareholder); (ii) intentional misrepresentation or (iii) a breach of the Companies and/or Shareholders obligations to comply with laws for acts prior to the Closing.

Section 7.7	REMEDIES IN THE EVENT OF DEFAULT.

(a)	Default by Buyer. In the event of a default by Buyer under this Agreement prior to the consummation of the Closing, which default is not cured by Buyer within ten (10) days after written notice thereof to Buyer, the Shareholders’ Representative, at her option, may: (i) terminate this Agreement and may elect to seek damages in an amount not to exceed $10,000; or (ii) seek specific performance of Buyer’s obligations hereunder.

(b)	Default by the Companies and/or the Shareholders. In the event of a default by the Companies and/or the Shareholders under this Agreement prior to the consummation of the Closing, which the Companies and the Shareholders do not begin to cure within ten (10) days after written notice thereof to the Companies and the Shareholders, Buyer at Buyer’s option, may: (i) terminate this Agreement and may elect to seek damages in an amount not to exceed $10,000; or (ii) seek specific performance of the Companies’ and the Shareholders’ obligations hereunder. Notwithstanding the foregoing, in the event the remedy of specific performance of the Companies’ and the Shareholders’ obligations hereunder specifically due to the Companies and the Shareholders selling the Shares or the assets of the Companies outside of the ordinary course of business to a third party, which shall be deemed a willful default, then Buyer’s right to seek damages shall not be limited to $10,000.

(c)	In the event either Party elects to bring a suit for specific performance, the Party seeking specific performance shall be required to file such suit within thirty (30) days of such Party’s written notification to the other Party of an alleged default.

Article VIII
LIMITATIONS ON COMPETITION

Section 8.1	PROHIBITED ACTIVITY.

The Shareholders (each a “Non-Compete Party” and collectively, the “Non-Compete Parties”), agree as follows:

(a)	NON-COMPETITION. Each of the Non-Compete Parties covenant and agree that for a period of three (3) years following the Closing Date and within a one-hundred (100) mile radius of the Companies’ main address as of the Agreement Date, that the Non-Compete Party shall not engage, directly or indirectly, whether as an individual, sole proprietor, or as a shareholder, member, partner, agent, officer, director, manager, employer, employee, consultant or independent contractor of any firm, corporation or other entity or group or otherwise in any “Competing Business” (as hereinafter defined). For purposes of this Agreement, the term “Competing Business” shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which provides services for various clients in the trucking and warehousing industry and all related trucking and warehousing services thereto. Nothing herein shall prohibit a Non-Compete Party from being a passive owner of up to five prevent (5%) of a company that is publicly traded on a major national stock exchange.

(b)	NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. Each of the Non-Compete Parties covenants and agrees that for a period of three (3) years following the Closing Date, the Non-Compete Party shall not, whether as an individual or sole proprietor, or as a shareholder, member, partner, agent, officer, director, manager, employer, employee, consultant or independent contractor of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any existing customer, prospective customer, existing supplier, or prospective supplier of the Companies for any purpose other than for the benefit of the Companies. Nothing herein shall prohibit a Non-Compete Party from engaging in business activities with any existing customer, prospective customer, existing supplier, or prospective supplier of the Companies in connection with the Non-Compete Party’s real estate holdings and affiliated entities (the “RE Holding Companies”), provided the RE Holding Companies are not engaging in a Competing Business, which would include providing warehousing services (including leasing warehouse space) to clients of the Companies in the trucking and warehousing industry.

(c)	NON-SOLICITATION OF EMPLOYEES. Each of the Non-Compete Parties covenants and agrees that for a period of three (3) years following the Closing Date, the Non-Compete Party shall not, directly or indirectly, as an individual or sole proprietor, or as a shareholder, member, partner, agent, employee, employer, consultant, independent contractor, officer, director or manager of any person, firm, corporation or other entity or group or otherwise, without the prior express written consent of the Companies, approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with the Companies, to leave the employ of, or terminate such independent contractor relationship with the Companies or employ or attempt to employ any such person or persons who at any time during the six (6) months preceding the Closing Date was in the employ of, the Companies. Provided, however, nothing in this Section 8,1(c) shall prevent: (i) a Non-Compete Party and their affiliated entities that own real estate (collectively, the “RE Holding Companies”) from hiring any former employee after ninety (90) days from the date of such former employee’s resignation; (ii) the solicitation and hiring or engagement by advertisement of job openings by use of newspapers, magazines, the Internet and other media not directed at individual prospective employees; or (ii) the solicitation and hiring or engagement of any such person whose employment or engagement has been terminated by the Companies, provided the RE Holding Companies are not engaging in a Competing Business, which would include providing warehousing services to clients in the trucking and warehousing industry.

(d)	NO SHOP. Between the Agreement Date and the Closing Date or the termination of this Agreement, the Shareholders shall not solicit or encourage, and the Shareholders shall ensure that the Companies do not solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of the Companies or engage in any activities, discussions or negotiations concerning, or provide any Information respecting Buyer, or any Buyer Affiliates to, or have any discussions with, any person relating to such an offer or proposal or otherwise facilitate any effort or attempt to make or implement such an offer or proposal. The Shareholders shall, and shall cause the Companies to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform the persons referred to in the first sentence of this Section 8.1(d) of the obligations undertaken in this Section 8.1(d).

Section 8.2	DAMAGES.

Because of the difficulty of measuring economic losses to Buyer as a result of any breach by a Non-Compete Party of the covenants in Article VIII, and because of the immediate and irreparable damage that could be caused to Buyer for which it would have no other adequate remedy, each Non-Compete Party agrees that Buyer may enforce the provisions of Article VIII by injunctions and restraining orders against such Non-Compete Party without the posting of a bond or other security, if such Non-Compete Party breaches any of such provisions. It is specifically agreed by the Parties that the period specified in Section 8.1 shall be computed by excluding from such computation, any time during which the Non-Compete Party is in violation of any provision of Article VIII.

Section 8.3	REASONABLE RESTRAINT.

The Parties expressly, irrevocably and unconditionally acknowledge and agree that they have given consideration to the provisions delineated in this Article VIII and agree that the restrictions set forth herein in this Article VIII are fair and reasonable and are reasonably required for the protection of the Buyer’s rights pursuant to the terms and conditions hereunder. The Shareholders further acknowledge that the Shareholders are being reasonably compensated for the imposition of such restrictions pursuant to, among other things, the Purchase Price herein.

Section 8.4	INDEPENDENT COVENANT.

The post-closing covenants contained in this Article VIII shall immediately cease upon the Buyer’s failure to timely satisfy any consideration payment due to the Shareholders.

Section 8.5	MATERIALITY.

Each Non-Compete Party hereby agrees that this Article VIII is a material and substantial part of the Transaction contemplated hereby.

Article IX
MISCELLANEOUS

Section 9.1	TERMINATION.

This Agreement and the related Transaction Documents may be terminated at any time on or before the Closing Date by mutual written agreement signed by the Buyer, the Companies and the Shareholders. In such event (i) the Parties will, upon request, return all documents, work papers and other material of the other Parties relating to the Transaction, whether obtained before or after the execution hereof, to the Party furnishing the same within fifteen (15) days of termination; (ii) no Party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement; and (iii) all filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

Section 9.2	EXPENSES.

Each of the Parties shall pay its own expenses incurred in connection with the consummation of this Agreement and the Transaction.

Section 9.3	SUCCESSORS AND ASSIGNS.

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto, provided, however, that the rights of Buyer to purchase the Shares shall not be assignable without the consent of the Shareholders. Notwithstanding the foregoing, the Buyer may assign this Agreement to a newly formed wholly owned subsidiary of TLSS without the consent of the Shareholders or the Companies, provided, however, that such assignment shall not relieve Buyer of it’s obligations herein. Except as set forth herein, this Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than their respective successors, assigns, heirs, executors, and administrators.

Section 9.4	ENTIRE AGREEMENT AND AMENDMENT.

This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings relating thereto, and the schedules attached hereto or accompanying this Agreement are hereby incorporated into this Agreement by reference. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

Section 9.5	NOTICES.

All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service, or, to the extent receipt is confirmed, by facsimile or other electronic transmission, to the following addresses and numbers.

Notices to Companies shall be addressed to:

Ms. Kathryn Boyd, President
Severance Trucking Co., Inc.
Severance Warehousing, Inc.

McGrath Trailer Leasing, Inc.
49 McGrath Road
Dracut, MA 01826
Email: kathy@severancetrucking.com

with a copy to:

John D. Colucci, Esq.
300 TradeCenter

Suite 7000

Woburn, MA 01801

Telephone: 781-904-2691
Email: john.colucci@mclane.com

or at such other address and to the attention of such other person as Companies may designate by written notice to Buyer.

Notices to Shareholders shall be addressed to:

Ms. Kathryn Boyd

[REDACTED]

Email: [REDACTED]

with a copy to:

John D. Colucci, Esq..
300 TradeCenter

Suite 7000

Woburn, MA 01801
Telephone: 781-904-2691
Email: john.colucci@mclane.com

or at such other address and to the attention of such other person as the Shareholders’ Representative may designate by written notice to Buyer

Notices to Buyer shall be addressed to:

Mr. Sebastian Giordano, CEO
TLSS Acquisition, Inc.
5500 Military Trail, Suite 22-357
Jupiter, FL 33458
Email: sebastian.giordano@tlss-inc.com

with a copy to:

Robert A. Feingold, Esq.
R|A Feingold Law & Consulting, P.A.
401 E. Las Olas Blvd., Suite 1400
Ft. Lauderdale, FL 33301
Telephone: 954-967-2575
Email: robert@rafeingoldlaw.com

or at such other address and to the attention of such other person as Buyer may designate by written notice to Companies and the Shareholders.

Section 9.6	DELAYS OR OMISSIONS.

No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default of the other Party under this Agreement or other agreement under the Transaction shall impair any such right, power, or remedy of such first Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

Section 9.7	GOVERNING LAW; VENUE.

This Agreement and related Transaction Documents shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any proceeding arising out of or related to this Agreement or the Transaction shall be brought in the federal or state courts located in the Commonwealth of Massachusetts.

Section 9.8	COUNTERPARTS; ELECTRONIC TRANSMISSION.

This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

Section 9.9	SEVERABILITY AND ENFORCEMENT.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party. The Parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies a Party may have at law or equity, the Parties shall be entitled to seek an injunction or injunctions to prevent such breach of this Agreement and to enforce specifically the terms hereof.

Section 9.10	CONSTRUCTION AND INTERPRETATION.

This Agreement is an expression of the mutual intent of the Parties hereto and, as such, shall be construed without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.11	TIME OF THE ESSENCE.

Time is of the essence of each and every one of the provisions of this Agreement.

Section 9.12	ESCROW; ESCROW AGENT.

(a)	The Closing Agent shall act as escrow agent (the “Escrow Agent”) in connection with the Vehicle Repair Escrow and the Indemnification Escrow. The amounts in the Vehicle Repair Escrow and the Indemnification Escrow (collectively, the “Escrow Funds”) shall be held in a non-interest bearing Federal Deposit Insurance Corporation trust account separate and distinct from the Escrow Agent’s operating accounts (the “Escrow Account”).

(b)	The Vehicle Repair Escrow shall be held by the Escrow Agent for ninety (90) days after Closing (the “Vehicle Repair Period”). If during the Vehicle Repair Period, Buyer desires to make a claim for any Material Vehicle Repairs on the Vehicle Repair Schedule, Buyer and the Shareholders’ Representative shall deliver to the Escrow Agent joint written instructions duly executed by the Buyer and the Shareholders’ Representative (the “Joint Written Instructions”) directing the release from the Vehicle Repair Escrow the amounts set forth in the Joint Written Instructions. For clarification, in the event there is a Material Vehicle Repair claim made with respect to a vehicle on the Vehicle Repair Schedule and the repair cost is $7,000, all $7,000 shall be released for such Material Vehicle Repair. For further clarification, the release of the Vehicle Repair Escrow shall not be conditioned upon the Material Vehicle Repair having been completed, but instead an estimate(s) of the Material Vehicle Repair shall be provided by the vendor(s) who shall be performing the Material Vehicle Repair. Within the five (5) days following the end of the Vehicle Repair Period, the Shareholders’ Representative shall request the release of remaining Vehicle Repair Escrow by providing written notice to the Escrow Agent and the Buyer, and the Escrow Agent shall release the amounts then remaining in the Vehicle Repair Escrow to the Shareholders pursuant to wire instructions delivered by the Shareholders’ Representative, provided the Buyer has not objected, in writing, to the release of the Vehicle Repair Escrow during the Vehicle Repair Period, which objection shall identify the basis for such objection and the amount in dispute, and in such event all remaining amounts of the Vehicle Repair Escrow, other than such amounts in dispute, shall be released from the Vehicle Repair Escrow.

(c)	The Indemnification Escrow shall be held by the Escrow Agent for twelve (12) months after Closing (the “Identification Escrow Period”). If during the Indemnification Escrow Period, Buyer desires to make a claim on the Indemnification Escrow pursuant to Sections 1.3(a)(iii) or 7.5(a), Buyer and the Shareholders’ Representative shall deliver to the Escrow Agent Joint Written Instructions directing the release from the Indemnification Escrow the amounts set forth in the Joint Written Instructions. Within the five (5) days following the end of the Indemnification Escrow Period, the Shareholders’ Representative shall request the release of remaining Indemnification Escrow by providing written notice to the Escrow Agent and the Buyer, and the Escrow Agent shall release the amounts then remaining in the Indemnification Escrow to the Shareholders pursuant to wire instructions delivered by the Shareholders’ Representative, provided the Buyer has not objected, in writing, to the release of the Indemnification Escrow during the Indemnification Escrow Period, which objection shall identify the basis for such objection and the amount in dispute, and in such event all remaining amounts of the Indemnification Escrow, other than such amounts in dispute, shall be released from the Indemnification Escrow.

(d)	It is agreed that the duties of Escrow Agent are purely ministerial in nature and shall be expressly limited to the safekeeping of the property to be held in escrow (the “Escrowed Property”) and for the disposition of same in accordance with this Agreement. Escrow Agent will not be liable for any error in judgment or any act or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection with this Agreement, except for its own willful misconduct, fraud, or negligence. Except in the case of Escrow Agent’s willful misconduct, fraud, or negligence, the Parties hereto hereby indemnify Escrow Agent and holds it harmless from and against any and all claims, liabilities, damages, costs, penalties, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature, which it may incur or with which it may be threatened directly or indirectly arising from or in any way connected with this Agreement or which may result from Escrow Agent’s following of instructions from the Parties, and in connection therewith, indemnifies Escrow Agent against any and all expenses, including attorneys’ fees and the cost of defending any action, suit, or proceeding or resisting any claim, whether or not litigation is instituted.

(e)	In the event Escrow Agent is joined as a party to a lawsuit by virtue of the fact that it is holding the Escrowed Property, Escrow Agent shall, at its option, either (i) tender the Escrowed Property to the registry of the appropriate court or (ii) disburse the Escrowed Property in accordance with the court’s ultimate disposition of the case, and Parties hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses in connection therewith including, but not limited to, reasonable attorneys’ fees and court costs at all trial and appellate levels.

(f)	In the event Escrow Agent tenders the Escrowed Property to the registry of the appropriate court and files an action of interpleader naming the Parties and any affected third parties of whom Escrow Agent has received actual notice, Escrow Agent shall be released and relieved from any and all further obligation and liability hereunder or in connection herewith and the Parties hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses arising in connection therewith including, but not limited to, all costs and expenses incurred by Escrow Agent in connection with the filing of such action including, but not limited to, reasonable attorneys’ fees and court costs at all trial and appellate levels.

(g)	All fees and expenses of the Escrow Agency in performing its ministerial duties shall be paid solely by the Buyer. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

(h)	The provisions of this Section 9.12 shall survive Closing.

Section 9.13	SHAREHOLDERS’ REPRESENTATIVE.

(a)	The Shareholders agree that Buyer shall be entitled and may elect to rely on the Shareholders’ Representative, to be the exclusive agent, solely authorized, and attorney in fact to act on behalf of the Shareholders in connection with this Agreement and the Transaction.

(b)	Shareholders’ Representative shall have the authority to act on behalf of the Shareholder in any action involving this Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Shareholders’ Representative shall deem necessary or appropriate in connection with the Transaction, and in connection with the performance of the various actions required or permitted to be performed on behalf of the Shareholders. The grant of authority provided for in this Section 9.13(b) is coupled with an interest and (i) shall be irrevocable and survive the death, incompetency, dissolution, bankruptcy, or liquidation of any Shareholder; (ii) may be exercised by Shareholders’ Representative either by signing separately as Shareholders’ Representative of each Shareholder or, after listing all of the Shareholders executing an instrument, by the signature of Shareholders’ Representative acting in such capacity for all of them; and (iii) shall survive the delivery of any permitted assignment by a Shareholder of the whole or any fraction of its equity securities or management rights.

Section 9.14	CONFLICT WAIVER; ATTORNEY-CLIENT PRIVILEGE.

Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(a)	McLane Middleton, Professional Association (“Seller Group Law Firm”) has acted as counsel to the Companies and the Shareholders (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction. Buyer agrees that, following consummation of the Transaction, such representation and any prior representation of any of the Companies by the Seller Group Law Firm shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transaction.

(b)	Buyer shall not seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the any of the Companies by Seller Group Law Firm. Each of the Parties consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.14 shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(c)	All communications between the Seller Group, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer. Accordingly, Buyer shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, (i) the Seller Group (and not Buyer) shall be the sole holders of the attorney-client privilege with respect to such engagement, and Buyer shall not be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the Companies, only the Seller Group (and not Buyer) shall hold such property rights, and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer by reason of any attorney-client relationship between Seller Group Law Firm and the Companies, the Shareholders, or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Companies), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Companies) may waive such privilege without the prior written consent of the Seller Group. In the event that Buyer or any of its Affiliates (including the Companies) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, then Buyer shall immediately (and, in any event, within 10 days) notify the Shareholders’ Representative in writing so that the Shareholders can seek a protective order.

(d)	This Section 9.14 shall (i) survive the Closing and the termination of this Agreement indefinitely and (ii) is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

Article X
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Boston, Massachusetts.

“Charter Documents” means, with respect to any entity at any time, in each case, as amended, modified and supplemented at that time, (a) the articles, memorandum or certificate of formation, incorporation, organization or association (or the equivalent organizational documents) of that entity, (b) the bylaws, articles of association or limited liability company operating agreement or regulations (or the equivalent governing documents) of that entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Equity Interests or of any rights in respect of that entity’s Equity Interests.

“Disclosure Schedule” means any supplement to the representations and warranties or other provisions of this Agreement.

“Equity Interests” means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share of an equity ownership interest in that corporation; and (b) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (b) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Force Majeure Event” means an act or event that is beyond the reasonable control, and not the result of the fault or negligence, of the affected Party and such Party had been unable to overcome such act or event with the exercise of due diligence. Subject to the foregoing conditions, “Force Majeure Event” shall include, but shall not be limited to, the following acts or events: (a) natural phenomena such as storms, hurricanes, floods, lightning, and earthquakes; (b) explosions or fires arising from lightning or other causes unrelated to the acts or omissions of the Party seeking to be excused from performance; (c) acts of war or public disorders, civil disturbances, riots, insurrection, sabotage, epidemics, pandemics, terrorist acts, or rebellion; (d) strikes or labor disputes; and (e) the impossibility for one of the Parties, despite reasonable efforts, to obtain any approval necessary to enable the affected Party to fulfill its obligations, provided that the impossibility is not attributable to the Party and that such Party has exercised reasonable efforts to obtain such approval.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by the Buyer or any wholly-owned Buyer Subsidiary with respect to Indebtedness of the Buyer or any wholly-owned Buyer Subsidiary, or any guarantee by the Companies or any wholly-owned Companies’ Subsidiary with respect to Indebtedness of the Companies or any wholly-owned Companies’ Subsidiary), (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others other than trade payables, (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (h) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Knowledge of the Companies” or “Companies’ Knowledge” and terms of similar import mean, the actual knowledge of the Shareholders.

“Material Adverse Effect” means any effect, change, development, fact, or condition (each, an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material and adverse effect on the business, operations, assets, properties, prospects, or results of operations of any Person or the ability of any Party to timely consummate the Transaction. Notwithstanding the foregoing, none of the following shall constitute a Material Adverse Effect: (i) any change in the general business and economic conditions or in the conditions of the industry in which any of the Companies operate, in each case, only to the extent that the impact on the Companies is similar in nature and scope to the impact on industry or general economic conditions (as the case may be); (ii) general economic or political conditions, (iii) any changes to applicable law or accounting rules, and (iv) any change resulting from compliance by the Shareholders or the Companies with the terms of this Agreement.

“Order” is any written declaration by an authorized governmental entity requiring specific actions on behalf of a person.

“Permitted Encumbrances” means any liens for current taxes not yet payable; assessments not in default; easements for utilities serving property utilized by any of the Companies; easements, covenants, restrictions, and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates utilized by any of the Companies are located, which do not adversely affect the Companies’ use of the property; any encumbrances set forth on Schedule 3.8(b); any matters, rights, rights of way, encroachments, reservations, agreements, and other matters of fact or record of which an accurate survey or inspection of the property would reveal (including but not limited to zoning, entitlement, building and other land use regulations); supplier’s, materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s, and other similar liens; encumbrances that will be released on or before the Closing; and any encumbrances created as a result of any act taken by or through the Buyer or any of its Affiliates.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity or other entity.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Transaction” means the purchase and sale of the Shares as set forth in this Agreement and the related transaction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANIES:

Severance Trucking Co., Inc., a Massachusetts corporation

By:	/s/ Kathryn Boyd
Name:	Kathryn Boyd
Title:	President

Severance Warehousing, Inc., a Massachusetts corporation

By:	/s/ Kathryn Boyd
Name:	Kathryn Boyd
Title:	President

McGrath Trailer Leasing, Inc., a Maine corporation

By:	/s/ Kathryn Boyd
Name:	Kathryn Boyd
Title:	President

SHAREHOLDERS:

/s/ Kathryn Boyd
Kathryn Boyd

/s/ Clyde J. Severance
Clyde Severance

/s/ Robert H. Severance, Jr.
Robert Severance

[Signature Page 1 of 2 to Stock Purchase and Sale Agreement]

BUYER:

TLSS Acquisition, Inc.

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	CEO

CLOSING AGENT AND ESCROW AGENT:

R|A Feingold Law & Consulting, P.A.

By:	/s/ Robert A. Feingold
Name:	Robert A. Feingold, Esq.
Title:	President

[Signature Page 2 of 2 to Stock Purchase and Sale Agreement]

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